Exhibit 10.1

THIRD AMENDMENT TO LEASE

(High Bluff Ridge)

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of September 24, 2013, by and between PRII HIGH BLUFFS LLC, a Delaware limited liability company, and COLLINS CORPORATE CENTER PARTNERS, LLC, a Delaware limited liability company, as tenants in common (“Landlord”), and CADENCE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.        Prentiss/Collins Del Mar Heights LLC, a California limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of May 12, 2006, as amended by that certain First Amendment to Lease dated September 29, 2006 (as amended, the “Original Lease”). Landlord succeeded to the interest of Original Landlord under the Original Lease. Pursuant to the Original Lease, Landlord leased to Tenant certain space in a building located at 12481 High Bluff Drive, San Diego, California (the “Building”), which space consisted of approximately 23,494 rentable (22,405 usable) square feet, located on the second (2nd) floor of the Building and known as Suite 200 (the “Original Premises”), all as more particularly described in the Original Lease.

B.        Landlord and Tenant entered into that certain Second Amendment to Lease dated December 8, 2011 (the “Second Amendment”; the Original Lease, as amended by the Second Amendment, the “Lease”). Pursuant to the Second Amendment, the Original Lease was terminated with respect to the Give Back Space, as defined in the Second Amendment and consisting of approximately 6,965 rentable square feet (adjusted to reflect the re-measurement of the Building after the Second Amendment) as depicted on Exhibit A to the Second Amendment and as depicted on Exhibit A to this Amendment (the “Expansion Premises”). Consequently, pursuant to the Lease, Landlord leases to Tenant certain space in the Building consisting of approximately 16,781 rentable square feet and referred to as the “Renewal Space” on Exhibit A to the Second Amendment (the “Existing Premises”).

C.        Landlord and Tenant now desire to amend the Lease to, among other things, subject the Expansion Premises to the terms and conditions of the Lease, as amended hereby, and to extend the Term.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.        Defined Terms.    Capitalized terms used herein without definition shall have the meanings set forth for such terms in the Lease, and terms defined in the Lease (whether or not capitalized) and used herein shall have the meanings ascribed to them in the Lease.

2.        Extension of Term.    The Term is hereby extended for a sixty-five (65) month period commencing on January 1, 2014 (the “Second Renewal Term Commencement Date”) and expiring on May 31, 2019 (the “Second Renewal Term”).

3.        Expansion Premises.    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Expansion Premises, for the Second Renewal Term and otherwise on the terms and conditions set forth in the Lease, as amended hereby. From and after the Second Renewal Term Commencement Date, subject to the terms and conditions of this Amendment, all references in the Lease to the “Premises” shall be deemed to be references to the Existing Premises and Expansion Premises, collectively, and the Premises shall consist of approximately 23,746 square feet. The foregoing recital of the rentable area of the Existing Premises and the Expansion Premises is for descriptive purposes only. Tenant shall have no right to terminate the Lease, as amended hereby, or receive any adjustment or rebate of any Monthly Basic Rent, Excess Expenses or Additional Rent if said recital is incorrect. Tenant is fully familiar with the scope and size of the Existing Premises and the Expansion Premises and agrees to pay the full Monthly Basic Rent, Excess Expenses and Additional Rent in consideration for the use and occupancy of said space, regardless of the actual number of square feet contained therein. The Existing Premises and the Expansion Premises are more particularly depicted on Exhibit A to this Amendment.

4.        Monthly Basic Rent.    Notwithstanding anything to the contrary in the Lease, during the Second Renewal Term, the Monthly Basic Rent is as follows:

Period	Monthly Basic Rent	Approximate Monthly Basic Rent Per Rentable Square Foot
01/01/14 – 12/31/14	$79,549.10	$3.35
01/01/15 – 12/31/15	$81,935.57	$3.45
01/01/16 – 12/31/16	$84,393.64	$3.55
01/01/17 – 12/31/17	$86,925.45	$3.66
01/01/18 – 12/31/18	$89,533.21	$3.77
01/01/19 – 05/31/19	$92,219.21	$3.88

The Approximate Monthly Basic Rent per Rentable Square Foot is for reference purposes only and has not been used in the calculation of Monthly Basic Rent. Each of the Approximate Monthly Basic Rent per Rentable Square Foot and the Monthly Basic Rent for the Premises was determined by applying a start rate of $3.35 per rentable square foot per month and increasing such amount (as previously increased) by three percent (3%) on each anniversary of the Second Renewal Term Commencement Date and rounding to the nearest penny.

So long as no Event of Default occurs, Monthly Basic Rent for the period from and including February 1, 2014 to and including June 30, 2014 shall abate (the “Rental Abatement”); provided, however, that there shall be no abatement of Additional Rent and upon an Event of Default the Rental Abatement shall be nullified and if any portion of the Rental Abatement has already been realized by Tenant such Rental Abatement shall be immediately due and payable by Tenant to Landlord. Concurrently herewith, Tenant shall pay to Landlord the Monthly Basic Rent for the month of January, 2014.

5.        Security Deposit.    Landlord currently holds a letter of credit representing the Security Deposit in the face amount of $189,738.00. So long as no Event of Default exists, as of the Second Renewal Term Commencement Date, the Security Deposit shall be reduced to $92,219.21 and Landlord will accept an amendment to the letter of credit reducing the face amount of the letter of credit to $92,219.21.

6.        Parking.    With respect to the period from and after the Second Renewal Term Commencement Date, Section 1.16 of the Summary of Basic Lease Information and Definitions of the Original Lease is amended and restated in its entirety to read as follows:

“1.16    Parking:    A total of ninety-eight (98) parking privileges at the 12481 Building, which shall be comprised of (i) a minimum of seventy-one (71) unreserved, uncovered parking privileges at no additional cost to the Tenant, and (ii) a maximum of twenty-seven (27) reserved, covered parking privileges at an additional cost to Tenant of $100 per stall per month. All such parking privileges shall be subject to the provisions set forth in Section 6.2 of this Lease.”

7.        Tenant’s Percentage.    With respect to the period from and after the Second Renewal Term Commencement Date, the defined term, “Tenant’s Percentage” shall mean 14.997%.

8.        Base Year.    For purposes of determining Excess Expenses with respect to the Second Renewal Term, the Base Year shall be calendar year 2014.

9.        Signage.    Subject to and on the terms and conditions of Section 6.3 of the Original Lease (applicable to the identification sign described therein), at its sole cost and expense, from and after the Second Renewal Term Commencement Date, Tenant may install one identification sign in the lobby on the second (2nd) floor of the Building. If a signage location becomes available at the top of the Building façade, so long as no Event of Default exists, prior to offering such signage location to another tenant or prospective tenant of the Building, Landlord shall first offer any such signage location to Tenant, but in no event shall Tenant be entitled to or have more than one sign on the Building façade (the “Building Sign ROFO”). Tenant shall have thirty (30) days after receipt of Landlord’s notice to notify Landlord of its irrevocable election to accept such signage location, time being of the essence. If Tenant so notifies Landlord, within ninety (90) days of said notice to Landlord (time being of the essence) and in accordance with and subject to this Section 9, Tenant may install the new Building top sign (the “Building Sign”) in such signage location. If Tenant fails to so notify Landlord or declines to accept the signage location signage right within said thirty (30) day period or fails to so install Tenant’s sign within said ninety (90) day period, Tenant shall have no right to install a sign at the top of the Building façade, and Landlord shall have no further obligation under this Section 9 to offer a signage location to Tenant at the top of the Building façade or elsewhere on the Building façade. The Building Sign may contain only the name of the Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Original Tenant”) or a Permitted Transferee, each while the Tenant under the Lease, as amended hereby. The installation, design, size, specifications, graphics, and materials of the Building Sign would have to be (i) consistent with the quality and appearance of the Project, (ii) subject to the approval of all applicable governmental and quasi governmental authorities, and subject to all applicable governmental and quasi governmental laws, rules, regulations and codes, (iii) subject to

Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, (iv) subject to the terms, conditions and approvals contained in any covenants, conditions and restrictions affecting the Project, and (v) subject to the Landlord’s signage criteria for the Project and Landlord’s standard installation and metering procedures for signs located on the Building. If applicable, Tenant’s obligations under the Lease, as amended hereby, would in no event contingent or conditioned on Tenant obtaining the necessary governmental and quasi governmental approvals or other approvals for the installation and maintenance of the Building Sign, and Tenant’s inability to install or maintain the Building Sign because such approvals have not or cannot be obtained will not give rise to any right in Tenant to terminate this Lease or avoid, abate or offset against Monthly Basic Rent, additional rent or rent or any of Tenant’s other obligations under the Lease, as amended hereby. To the extent reasonably required, Landlord would cooperate with Tenant in obtaining any governmental and quasi governmental approvals or other approvals necessary in connection with the Building Sign, including promptly executing any required applications or other forms, so long as neither the Landlord nor the Project incur any expense, loss or liability in connection therewith. Tenant would be responsible for all costs associated with the Building Sign, including, without limitation all costs associated with obtaining approvals for the Building Sign and the fabrication, installation, lighting, insurance, maintenance, repair and removal of the Building Sign. At Tenant’s sole cost and expense, Tenant would maintain and keep the Building Sign in an attractive, first class condition and in compliance with all applicable laws. The rights with respect to the Building Sign ROFO, can be exercised only by the Original Tenant or a tenant or subtenant pursuant to a Permitted Transfer (a “Permitted Transferee”) and only while the Original Tenant or Permitted Transferee is in occupancy of the entire Premises, and the rights with respect to the Building Sign may be exercised only by Original Tenant or a Permitted Transferee and only while the Original Tenant or Permitted Transferee is in occupancy of the entire Premises. No subtenant or assignee (other than a Permitted Transferee) would have any right with respect to the Building Sign, and the Tenant under this Lease would have no right to exercise the same on behalf of a subtenant or an assignee (other than a Permitted Transferee). Upon a termination of the Lease, as amended hereby, or an assignment of this Lease, as amended hereby, or a sublease of the Premises (other than a Permitted Transfer) the rights with respect to the Building Sign ROFO and the Building Sign shall terminate. Upon the expiration or sooner termination of the Lease, as amended hereby, or upon the earlier termination of the rights with respect to the Building Sign, Tenant would be required, at Tenant’s sole cost and expense and in accordance with the provisions of the Lease permanently remove the Building Sign and repair all damage resulting from such removal, including, without limitation, the filling of holes (with matching materials) and the remediation of any fading or discoloration which occurs as a result of the presence of the Building Sign and if Tenant failed to do so, Landlord may do so on Tenant’s behalf and Tenant would reimburse Landlord promptly upon demand for all reasonable costs incurred by Landlord in connection therewith together with an administrative fee in the amount of ten percent (10%) of Landlord’s costs and interest at the Interest Rate from the date incurred. Notwithstanding anything to the contrary contained herein, Landlord could disapprove the design or content of the Building Sign which would, in Landlord’s reasonable discretion, degrade the image or quality of the Project or subject it to derision or otherwise materially and adversely affect the reputation of the Project. The Building Sign would be insured under the insurance which Tenant is required to carry pursuant to Article 20 of the Original Lease, and the Building Sign shall be subject to Tenant’s indemnification obligations set forth in Article 17 of the Original Lease. The installation, maintenance and removal of the Building Sign would be subject to all of the terms and provisions of the Lease, as amended hereby, including without limitation, Article 12 of the Original Lease. Without limitation on the generality of the foregoing, Tenant would be required to coordinate the installation of the Building Sign with Landlord’s property manager and Tenant’s contractors and agents installing and removing the Building Sign would be required to maintain the insurance required to be maintained by Tenant and Tenant’s contractors in connection with alterations performed by or on behalf of the Tenant.

10.        Extension Option.    Section 37 of the Original Lease is reinstated such that Tenant shall have an option to extend the Second Renewal Term for a period of five (5) years subject to and on the terms and conditions set forth in Section 37 of the Original Lease; provided that the Option is personal to the Original Tenant and a Permitted Transferee and may only be exercised by the Original Tenant or a Permitted Transferee, each while the Tenant under the Lease, as amended hereby, and only while the Original Tenant or a Permitted Transferee is in occupancy of the entire Premises.

11.        Condition of Premises.    Tenant hereby agrees to accept the Existing Premises and the Expansion Premises in their “as-is” condition, and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any work or services related to the maintenance, repair or improvement of the Premises except as otherwise expressly provided in the Lease, as amended hereby. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of all or any portion of the Existing Premises or the Expansion Premises. Tenant acknowledges that the Project has not been inspected by a Certified Access Specialist (CASp). Neither Landlord nor the Landlord Indemnified Parties shall have any liability to Tenant arising out of or related to the fact that the Project has not been inspected by a Certified Access Specialist (CASp), and Tenant waives all such liability and acknowledges that Tenant shall have no recourse against Landlord or the Project as a result of or in connection therewith. Notwithstanding the foregoing, subject to and on the terms and conditions set forth in the Work Letter Agreement attached hereto as Exhibit B, Landlord shall prosecute the Tenant Improvements described therein.

12.        Assignment and Subletting.    Section 14.5(b) of the Lease is amended and restated to read as follows: “(b) intentionally omitted.”

13.        Miscellaneous.

(a)        Entire Agreement.    This Amendment embodies the entire understanding between Landlord and Tenant with respect to the subject matter hereof and can be changed only by an instrument in writing signed by Landlord and Tenant.

(b)        Counterparts.    This Amendment may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

(c)        Brokers.    Tenant represents and warrants that Tenant has been represented by RE:Align (Tenant’s Broker”) in connection with this Amendment. If the transactions contemplated by this Amendment are consummated, subject to the terms of Landlord’s separate agreement with Tenant’s Broker, Landlord shall pay Tenant’s Broker a commission. Except as described herein, Landlord shall have no further or separate obligation for payment of commissions or fees to any other real estate broker, finder or intermediary, including, without limitation, any commissions or fees in connection with any expansion or renewal option granted to Tenant. Tenant represents and warrants to Landlord, that no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Amendment on Tenant’s behalf, and (b) is or might be entitled to a commission or compensation in connection with this Amendment as a result of Tenant’s actions or inactions. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. This Section 13(c) shall survive the expiration or earlier termination of the Lease, as amended hereby.

(d)        Defaults.    Tenant hereby represents and warrants to Landlord, to Tenant’s actual knowledge, that each of Landlord and Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a breach or default under the Lease by either Landlord or Tenant. Landlord hereby represents and warrants to Tenant, to Landlord’s actual knowledge, that each of Landlord and Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Landlord knows of no events or circumstances which, given the passage of time, would constitute a breach or default under the Lease by either Landlord or Tenant.

(e)        Authority.    Tenant represents that each individual executing this Amendment for the Tenant is duly authorized to execute and deliver this Amendment for the Tenant and the Amendment is binding upon the Tenant, its successors and assigns in accordance with its terms. Landlord represents that each individual executing this Amendment for the Landlord is duly authorized to execute and deliver this Amendment for the Landlord and the Amendment is binding upon the Landlord, its successors and assigns in accordance with its terms.

(f)        Reaffirmation of Obligations.    Landlord and Tenant each hereby acknowledges and reaffirms all of its respective obligations under the Lease, as such Lease has been amended hereby, and agrees that any reference made in any other document to the Lease shall mean the Lease as amended hereby. Except as expressly provided herein, the Lease, as amended hereby, remains unmodified and in full force and effect. The Lease shall remain in full force and effect and binding upon the parties hereto except as otherwise addressed herein. Any breach of this Amendment, including any exhibit hereto, shall constitute a breach and default under the Lease.

(g)        Miscellaneous.    Time is of the essence in this Amendment and the Lease and each and all of their respective provisions. The agreements, conditions and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto. If any provisions of this Amendment or the Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of the Lease or this Amendment and all such other provisions shall remain in full force and effect. If there is any inconsistency between the provisions of this Amendment and the other provisions of the Lease, the provisions of this Amendment shall control with respect to the subject matter of this Amendment. This Amendment constitutes a part of the Lease.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first set forth above.

LANDLORD:

PRII HIGH BLUFFS LLC, a Delaware limited liability company, as Owner Agent

By:

The Prudential Insurance Company of America, an insurance company organized under the laws of the State of New Jersey, acting solely on behalf of, and for the benefit of, and with its liability limited to the assets of, its insurance company separate account PRISA II, its Sole Member

	By:	/s/ Justin C. Chapman
	Name:	Justin C. Chapman
	Title:	Vice President

TENANT:

CADENCE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Theodore R. Schroeder
Name:	Theodore R. Schroeder
Title:	President and Chief Executive Officer

EXHIBIT A

(See Attached)

A-1

HIGH BLUFF RIDGE

SECOND FLOOR

12481 HIGH BLUFF DRIVE
SAN DIEGO, CA 92104

JANUARY 21, 2011

[orange swatch] : existing premises

[yellow swatch] : Expansion premises

UNIRE REAL ESTATE
12230 EL CAMINO REAL, STE. 210
SAN DIEGO, CA 92130

SMITH CONSULTING ARCHITECTS
12220 EL CAMINO REAL, SUITE 200
SAN DIEGO, CA 92130 (858) 793-4777

A-2

EXHIBIT B

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Existing Premises and the Expansion Premises (collectively, the “Premises”). All references in this Work Letter Agreement to “the Lease” shall mean the Lease as defined in and amended by the Third Amendment to Lease (the “Amendment”) to which this Work Letter Agreement is attached as Exhibit B. All capitalized terms used in this Work Letter Agreement shall have the meanings ascribed to them in the Amendment.

SECTION 1.

BASE, SHELL AND CORE

Subject to the terms and conditions of the Lease, Tenant shall accept the base, shell and core of the Premises and of the Building (collectively, the “Base, Shell and Core”) in its current “As-Is” condition existing as of the date of the Amendment and the Second Renewal Term Commencement Date. Landlord shall install in the Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Work Letter Agreement. Except for the Tenant Improvements and the Tenant Improvement Allowance described in this Work Letter Agreement, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project.

SECTION 2.

TENANT IMPROVEMENTS

2.1        Tenant Improvement Allowance.    Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Twenty and 00/100 Dollars ($20.00) per rentable square foot of the Premises (i.e. up to Four Hundred Seventy-Four Thousand Nine Hundred Twenty and 00/100 Dollars ($474,920.00), based on 23,746 rentable square feet in the Premises), for the costs relating to the design and construction of Tenant’s improvements, such costs to include all hard and soft costs related thereto, including, but not limited to construction, space planning, architectural and engineering costs and fees, permits, project management, data cabling, security systems, consultant and related fees and expenses (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below) and such portion of the Tenant Improvement Allowance shall be retained by Landlord.

2.2        Disbursement of the Tenant Improvement Allowance.    Except as otherwise set forth in this Work Letter Agreement, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1        Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter Agreement, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter Agreement;

2.2.2        The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3        The cost of construction of the Tenant Improvements, including, without limitation, contractors” fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.4        The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5        The cost of any changes to the Construction Drawings or Tenant Improvements required by any Applicable Laws;

2.2.6        Sales and use taxes and Title 24 fees;

2.2.7        “Landlord’s Supervision Fee,” as that term is defined in Section 4.3.2 of this Work Letter Agreement;

2.2.8        The costs to install data cabling for the Expansion Premises; and

2.2.9        All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.3        Specifications for Building Standard Components.    Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications (other than changes to the Specifications made after the date of the Lease). Landlord may make changes to the Specifications from time to time.

SECTION 3.

CONSTRUCTION DRAWINGS FOR THE PREMISES

3.1        Selection of Architect/Construction Drawings.    Landlord shall retain ID Studios (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall retain Landlord’s engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Notwithstanding that any Construction Drawings are reviewed by

Landlord or prepared by Landlord’s Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver set forth in Section 17.1 of the Lease shall specifically apply to the Construction Drawings.

3.2        Final Working Drawings.    Landlord and Tenant have agreed upon a final space plan for Tenant Improvements in the Premises, which final space plan was prepared by ID Studios and is dated July 27, 2013 and was last revised on August 4, 2013 (collectively, the “Final Space Plan”). Based upon the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings “) and shall submit the same to Tenant for Tenant’s approval. The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Tenant Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within five (5) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not (subject to changes reasonably required by Landlord) in substantial conformance with the Final Space Plan (“Working Drawing Design Problem”). Tenant’s failure to disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Working Drawing Design Problem) within said five (5) business day period shall be deemed to constitute Tenant’s approval of the Final Working Drawings or such revisions.

3.3        Approved Working Drawings.    The Final Working Drawings shall be approved or deemed approved by Tenant pursuant to Section 3.2 hereof (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Work Letter Agreement, to commence and fully complete the construction of the Tenant Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold Landlord’s consent, in its sole discretion, to any change in the Approved Working Drawings, if such change or modification would: (i) directly or indirectly delay Substantial Completion; (ii) increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Approved Working Drawings; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building.

3.4         Time Deadlines.    Tenant shall use its best efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2 below as soon as possible after the execution of the Lease and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall be available to meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same.

SECTION 4.

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

4.1        Contractor.    A contractor, under the supervision of and selected by Landlord, shall construct the Tenant Improvements (the “Contractor”).

4.2        Cost Proposal.    After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within three (3) business days of the receipt of the same (or, as to a Partial Cost Proposal, within two (2) business days of receipt of the same). The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” The total of all Partial Cost Proposals, if any, shall be known as the “Cost Proposal.”

4.3        Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1        Over-Allowance Amount.    On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). Tenant shall deliver the Over-Allowance Amount in the following manner: fifty percent (50%) of the Over-Allowance Amount prior to start of construction and the remaining fifty percent (50%) of the Over-Allowance Amount upon completion of the Tenant Improvements. The Over-Allowance Amount shall be disbursed by Landlord on a pro rata basis with disbursement of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance

Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

4.3.2        Landlord Supervision.    After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord’s Supervision Fee”) to Landlord in an amount equal to the product of (i) five percent (5%) and (ii) an amount equal to the Tenant Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Work Letter Agreement).

4.3.3        Contractor’s Warranties and Guaranties.    Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

SECTION 5.

MISCELLANEOUS

5.1        Intentionally Omitted.

5.2        Tenant’s Representative.    Tenant has designated William R. LaRue as Tenant’s sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further written notice received by Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

5.3        Landlord’s Representative.    Landlord has designated Maria Solana as Landlord’s sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further written notice received by Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

5.4        Time of the Essence in This Work Letter Agreement.    Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.5        Construction Hours.    Construction of the Tenant Improvements in the Existing Premises shall be conducted outside of Business Hours for the Building, and Construction of the Tenant Improvements in the Expansion Premises may be conducted during and outside of Business Hours for the Building.

5.6        Tenant’s Lease Default.    Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 23 of the Lease or any default by Tenant under this Work Letter Agreement has occurred at any time on or before completion of the Tenant Improvements and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to suspend the construction of the Premises (in which case, Tenant shall be responsible for any delay in completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in completion of the Tenant Improvements caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Commencement Date, for any reason due to a default by Tenant as described in Section 23 of the Lease or under this Work Letter Agreement, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.